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EXHIBIT 21.1               LIST OF SUBSIDIARIES OF THE REGISTRANT




Subsidiary and Name Under Which Business is Done           Percent Owned      Where Organized
------------------------------------------------           -------------      ---------------

Beijing Fei Yun Viking Enterprises Company, Ltd.                     96%      China
NIAI Insurance Administrators, Inc.                                 100%      California
Viking Capital Financial Services, Inc.                             100%      Texas
Viking Insurance Services, Inc.                                     100%      Texas
Viking Systems, Inc.                                                100%      Texas
Viking Administrators, Inc.                                         100%      Texas
Wuxi Viking Garments Company, Ltd.                                   25%      China

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